EXHIBIT 10.1

Executive Chairman Agreement

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”), dated as of November 28, 2017, is entered into by and between Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), and Steve Ells (the “Executive”).

WHEREAS, the Executive currently serves as (a) Chief Executive Officer of the Company (“CEO”), and (b) Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Board and the Executive have mutually determined that the Executive shall transition to the role of Executive Chairman of the Board, effective as of and subject to the Company’s appointment of a new CEO (the “Appointment” and, the effective date of the Appointment, the “Appointment Date”);

WHEREAS, between the date hereof and the Appointment Date, the Executive shall continue to serve as CEO and shall continue to be eligible to receive the salary and cash and non-cash benefits provided to the Executive as of the date hereof in accordance with the terms and conditions thereof, other than as stated herein; and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s role as Executive Chairman following the Appointment Date, post-employment restrictive covenants to which the Executive will be subject, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Appointment as Executive Chairman.

(a) Appointment Date.  Effective as of and subject to the occurrence of the Appointment Date and the Executive’s continued employment through the Appointment Date, the Executive shall continue to be employed by the Company as Executive Chairman of the Board and shall cease to be the CEO.  The Executive acknowledges and agrees that the Executive’s appointment as Executive Chairman shall not constitute Good Reason (as defined in Exhibit A hereto) or a similar term of like meaning for purposes of any employee benefit plans, programs, agreements, or arrangements of the Company.

(b) Hiring of CEO.  The Company and the Executive shall each use reasonable best efforts to identify and hire a CEO promptly following the date hereof.  The new CEO will report to the Board and have ultimate authority with respect to all business operations of the Company as set forth in the Bylaws of the Company as in effect from time to time.

(c) Reporting. While serving as Executive Chairman, the Executive shall report to the Board.

2. Compensation.

(a) Base Salary.  Prior to the Appointment Date and subject to the Executive’s continued employment as CEO, the Company shall continue to pay the Executive his base salary as in effect as of the date hereof in accordance with the Company’s regular payroll practices.  Effective as of the Appointment Date and subject to the Executive’s continued employment as Executive Chairman, the Company shall pay the Executive a base salary for the Company’s 2018 fiscal year at an annualized rate of $900,000, payable in accordance with the Company’s regular payroll practices.    The Executive’s base salary as in effect from time to time is referred to herein as “Base Salary.”  Following the 2018 fiscal year, the Base Salary shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

(b) Annual Bonus.  Following the Appointment Date and subject to the Executive’s continued employment as Executive Chairman, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the Company’s 2014 Cash Incentive Plan (as it may be amended or supplemented from time to time, the “Cash Incentive Plan”), with a target bonus opportunity of 100% of the Base Salary and a maximum bonus opportunity equal to 225% of the Base Salary.  The actual amount of the Executive’s Annual Bonus shall be determined by the Compensation Committee based on the achievement of the applicable performance goals in accordance with the Cash Incentive Plan.  Any earned Annual Bonus shall be paid to the Executive in accordance with the Cash Incentive Plan.  Following the 2018 fiscal year, any Annual Bonus shall be determined by the Compensation Committee of the Board in its sole discretion.

(c) Prorated Payments.    For the year in which the Appointment Date occurs, the Executive’s Base Salary and Annual Bonus shall be prorated as between amounts determined for his service as CEO and his service as Executive Chairman, based on the portion of such year served in each such capacity.

(d) Special Option Grant.  On or about January 2, 2018 (the “Grant Date”), the Company shall make a grant to the Executive of a stock option (the “Stock Option”) to purchase 175,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), having an exercise price per share equal to the greater of  $500 and  the Fair Market Value (as defined in the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan (the “Equity Plan”)) of a share of Common Stock on the Grant Date, subject to the Executive’s continued employment with the Company through the Grant Date.  The Stock Option shall be granted under, and be subject to the terms and conditions of, the Equity Plan and Section 4.  The Stock Option shall vest on the date that is 18 months following the Grant Date (the “Vesting Date”), subject to  the Executive’s continued employment with the Company through the Vesting Date and  the occurrence of the Appointment Date prior to the Vesting Date;  provided,  however, that, if the Executive’s employment is terminated prior to the Vesting Date by the Company without Cause (as defined in Exhibit A hereto), by the Executive with Good Reason, or due to the Executive’s death or disability, then, subject, in the case of any such termination of employment other than due to the Executive’s death, to the Executive’s execution and delivery of a customary general release of claims in favor of the Company and its affiliates in substantially the form used by the Company for senior executives generally (the “Release”) (and non-revocation thereof) within the time period set forth therein, the Stock Option shall become fully vested as of the date on which the Release becomes non-revocable.  The Stock Option (1) if vested, shall first be exercisable on January 4, 2021, (2) shall expire  on January 4, 2022, (3) in the event of a change in control of the Company shall be treated on a basis no less favorable than that generally applicable to stock options held by other senior executives of the Company, and (4) shall otherwise have terms and conditions (excluding vesting and retirement terms and conditions) that are consistent with stock options granted to senior executives of the Company.    Subject to applicable law and the Company’s Insider Trading Policy as in effect from time to time, the Company shall permit the Executive to exercise the Stock Option pursuant to net physical settlement or other method of cashless exercise.

(e) Benefits; Perquisites.  While serving as Executive Chairman, the Executive shall  be provided with retirement benefits, health and welfare benefits, fringe benefits, and perquisites that are consistent with the benefits and perquisites provided to the Executive as of the date hereof and  be entitled to use of a  private aircraft for valid business purposes.

(f) Expense Reimbursement.  While the Executive is serving as Executive Chairman, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in accordance with the Company’s policies applicable to the Company’s senior executives from time to time.

3. Restrictive Covenant Payment.  If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason, then, subject to the Executive’s continued compliance with Section 4, the Company shall continue to pay the Executive the Base Salary at the rate in effect as of the date of such termination of employment during the Restricted Period (as defined below) in accordance with the Company’s regular payroll practices (collectively, the “Restrictive Covenant Payments”).

4. Restrictive Covenants.

(a) Confidential Information.  The Executive agrees to hold the Confidential Information (as defined below) in the strictest of confidence and further agrees that, during the Executive’s employment and at all times after the Executive’s termination of employment for any reason, the Executive shall not, in any capacity, directly or indirectly, use, disclose, publish, or make available to any person or entity any Confidential Information, except such as may be necessary on behalf of the Company, on a “need to know” basis, in the ordinary course of the Executive’s employment with the Company.  Notwithstanding the foregoing, the confidentiality obligations under this Section 4(a) shall not apply to any  information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the Executive; or  information required to be disclosed by law or by a government agency or necessary to defend or prosecute a claim brought against the Executive.  For purposes of this Agreement, “Confidential Information” means the Company’s and its affiliates’ trade secrets and other secret or confidential information, knowledge, or data concerning the Company’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, and other nonpublic matters, or concerning those of third parties.

(b) Noncompetition.  The Executive acknowledges that, in the course of his employment with and service to the Company and its affiliates (including their predecessor and any successor entities), the Executive has become familiar with Confidential Information, and that the Executive’s employment with the Company has been of special, unique, and extraordinary value to the Company and its affiliates.  Therefore, the Executive agrees that, during the Executive’s employment with the Company and for the two-year period commencing on the date on which the Executive’s employment terminates for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services, advice, or assistance in any capacity to, a Competing Business (as defined below) anywhere in the continental United States where the Company or any of its affiliates conducts business.  For purposes of this Agreement, a “Competing Business” means any person, firm, corporation, or other entity, in whatever form, that operates fast-casual, quick-service, or casual dining restaurants (excluding casual dining restaurants that (i) provide table service, (ii) have an average entrée price of at least two times the average entrée price of the Company, and (iii) operate in five or fewer units).  Nothing herein shall prohibit the Executive from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as the Executive has no active participation in the business of such entity.

(c) Nonsolicitation.  The Executive agrees that, during the Restricted Period, the Executive shall not  recruit or hire or attempt to recruit or hire, directly or by assisting others, any individual who is, on the date on which the Executive’s employment terminates for any reason (the “Termination Date”) (or was, during the six-month period prior to the Termination Date), employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates,  contact or communicate with any employees of the Company or its affiliates for the purpose of inducing other employees to terminate their employment with the Company or its affiliates, or  induce or attempt to induce any supplier, licensee, or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between any such supplier, licensee, or business relation, on the one hand, and the Company or its affiliates, on the other hand.

(d) Nondisparagement.  The Executive shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the Company or any of its affiliates or any officer, director, employee, stockholder, agent, or representative of, or consultant to, the Company or any of its affiliates, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding.  The Company shall instruct its officers and directors not to make any written or oral statements, representations, or other communications that disparage the business or reputation of the Executive, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding.    Nothing in this Section 4(d) is intended to  prevent either party from conferring in confidence with his or its legal representatives, or  prevent either party from responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such statements.

(e) Remedies.  The Executive acknowledges and agrees that:   the purpose of the restrictive covenants set forth in this Section 4 is to protect the goodwill and trade secrets and other Confidential Information of the Company; and  because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the trade secrets and other Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company if the Executive breached the restrictive covenants set forth in this Section 4.  The Executive understands that the restrictive covenants set forth in this Section 4 may limit the Executive’s ability to earn a livelihood in a Competing Business.  The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 4 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by the Executive to perform any of the Executive’s obligations under this Section 4.  Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 4, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law or that such covenants are unfair or unreasonable, are not supported by sufficient or valid consideration, or impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, and the Executive shall not urge any such claim or defense in any such action or proceeding.  In the event of the Executive’s breach of this Section 4 (which breach, if curable, is not cured within 30 days following the Company’s written notification to the Executive of such breach (the “Cure Period”)),   the Stock Option, if outstanding and unexercised as of expiration of the applicable Cure Period (if any), shall be cancelled without consideration effective as of the expiration of the Cure Period;  the Executive shall be required to repay to the Company any shares of Common Stock received by the Executive upon exercise of the Stock Option within 12 months prior to the expiration of the Cure Period (or a cash amount equal to the amount received by the Executive upon the sale of any such shares of Common Stock), and  the Company shall be entitled to cease payment of the Restrictive Covenant Payments (if any).  The Company shall respond promptly to any inquiry by the Executive regarding whether a proposed action to be taken by the Executive would constitute a breach of this Section 4.  In addition to the foregoing remedies and other remedies that may be available, the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond.  If any portion of the covenants set forth in this Section 4 is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

5. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code,   the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit,  the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and  such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(c) Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”).  The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs.  If the Executive dies during the period between the Termination Date and the Delayed Payment Date, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

6. Miscellaneous.

(a) Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees.  This Agreement is personal in nature and the Executive shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(a) Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such state’s laws and principles regarding the conflict of laws.  The Company and the Executive  agree that any suit, action, or legal proceeding with respect to this Agreement shall be brought in the courts of record of the State of New York in New York County or the court of the United States, Southern District of New York;   consent to the jurisdiction of each such court in any suit, action, or proceeding; and  waive any objection that they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

(b) Amendment; Entire Agreement.  No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and the Executive.  From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, except as otherwise explicitly provided herein.  The Company acknowledges and confirms its obligations to indemnify the Executive pursuant to that certain Indemnification Agreement, dated as of April 26, 2007, by and between the Company and the Executive.

(c) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(d) Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(e) Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the address most recently on the books and records of the Company.

if to the Company:

Chipotle Mexican Grill, Inc.
1401 Wynkoop Street
Suite 500
Denver, Colorado 80202
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Messner Reeves LLP
1430 Wynkoop Street
Suite 300
Denver, Colorado 80202
Attention:  Bryant “Corky” Messner, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(f) Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  In addition, the Company may report the value of any benefits provided under this Agreement to the applicable tax authorities as required by any applicable law or regulation.

(g) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CHIPOTLE MEXICAN GRILL, INC.

By: _/s/ Jack Hartung______________________
     Name:  Jack Hartung
     Title:  Chief Financial Officer

EXECUTIVE

_/s/ Steve Ells____________________________
Steve Ells

[Signature Page to Executive Chairman Agreement]

Exhibit A
Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

“Cause” means:

(a)the Executive’s willful failure to substantially perform his duties (other than as a result of physical or mental illness or injury);

(b)the Executive’s willful misconduct or gross negligence, which is materially injurious to the Company;

(c)a breach by the Executive of his fiduciary duty or duty of loyalty to the Company;

(d)the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a serious crime involving moral turpitude;

(e)the Executive’s unauthorized disclosure of Confidential Information; or

(f)the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of clauses (a)–(f) above.  Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 30 days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

“Good Reason” means the occurrence of any of the following, in each case, during the Executive’s employment without the Executive’s written consent:

(a)a decrease in the Executive’s Base Salary or Annual Bonus opportunity, other than a decrease in Annual Bonus opportunity that applies to all senior executives of the Company;

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(b)a material diminution in the Executive’s duties and responsibilities as Executive Chairman (other than temporarily while the Executive is physically or mentally incapacitated), or an adverse change in the reporting structure applicable to the Executive;

(c)a relocation of the Executive’s primary work location more than 30 miles from the Executive’s primary work location on the date hereof;

(d)any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(e)the Company’s failure to nominate the Executive for election to the Board; or

(f)failure of any successor to the Company to assume this Agreement, except where such assumption occurs by operation of law;

provided that, within 30 days following the occurrence of any of the events set forth in clauses (a)–(f), the Executive shall have delivered written notice to the Company of his intention to terminate his employment with Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment with Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.

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